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SCPIE HOLDINGS INC.

(Name of Registrant as Specified in its Charter)

STILWELL VALUE PARTNERS III, L.P.
STILWELL VALUE LLC
JOSEPH STILWELL
SPENCER SCHNEIDER
GREGORY NOONAN

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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THE STILWELL GROUP
26 BROADWAY
23rd FLOOR
NEW YORK, NY 10004

May 23, 2006

Dear Fellow SKP Shareholder,

I’m writing to you today about SKP director and nominee Willis King. Did you know that over the years SKP’s directors have approved at least two deals between SKP and outside entities involving King? Shareholders lost money on at least one of these deals, and I suspect on the other.

In January 2000, while King was a sitting director of SKP and also the C.E.O. of Highlands Insurance Group, Inc., SKP agreed to act as the guarantor of certain Highlands’ insurance policies. Highlands was in bad financial condition at the time. I can’t imagine what motivated our Board to seriously consider such a deal, but they approved it. Over a year later, King suddenly quit Highlands for “health reasons” (but he apparently remained healthy enough to continue serving on SKP’s Board). Then, Highlands went bankrupt and was later placed in permanent receivership by Texas. King and others have been sued for $25 million by the Ohio Commissioner of Insurance for their roles in the Highlands’ debacle. I don’t know what SKP stood to gain from this deal, but we do know that SKP now maintains a $9.5 million contingent liability on its books for guarantying these policies.

In 1999, while King was on SKP’s Board, SKP hired Guy Carpenter & Company to broker SKP’s reinsurance business. King was Guy Carpenter’s Vice Chairman at that time. I don’t know why on earth the Board would approve such a deal, but SKP’s directors apparently thought it was alright. I don’t think it was. Although I can’t say for certain that SKP lost money on the Guy Carpenter deal (because SKP never provided adequate information to assess the financial impact of the Guy Carpenter deal), please note that from 2001 through 2005, SKP suffered pre-tax underwriting losses of $129.8 million on its entire reinsurance business.

Considering the generous pay they receive, couldn’t SKP’s directors have mustered a little backbone and said “no” to King and his related party deals? Neither of these deals had anything to do with California medical malpractice or taking care of our doctors. Nothing. As far as I’m concerned, I don’t want Mr. King to oversee my investment and, with the retirement of three other SKP directors, I don’t know why Mr. King didn’t also retire. I personally think we deserve better.

There are two other corporate governance issues that concern me:

1. Several directors, including Dr. Karlan and Mr. Zuk, have outstanding loans from the Company that they took out in 1999 to purchase stock. Do you agree with me that those loans ought to be repaid (now) from the generous director fees they’ve been paying themselves?

2. Although he’s a SKP employee, our general counsel, Donald P. Newell, Esq., is also paid to sit on the Board. In addition to his annual employee compensation, which exceeded $400,000 last year, he receives compensation as a non-employee director worth more than $100,000.

If you think SKP should clean up its corporate governance act, please take a moment to sign the enclosed GOLD proxy card and return it in the enclosed postage-paid return envelope. If you’ve already returned the Company’s card, you can still change your vote and vote for our slate by returning the GOLD card to us.

Thank you for your time and support.

Sincerely,
/s/ Joseph Stilwell
Joseph Stilwell